AGREEMENT

THIS AGREEMENT is entered into by Liberty Renewable Fuels, LLC, P.O. Box 335, Owosso, MI 48867, hereinafter referred to as "Liberty", and The John Truscott Group, L.L.C., hereinafter referred to as "Independent Contractor," whose address is, 124 West Allegan, Suite 802, Lansing, Michigan 48933.

Section 1
Scope of Services

Liberty engages Independent Contractor to perform the following services:

1.1 Independent Contractor shall serve as a consultant to Liberty. David Skjaerlund, President and CEO, Liberty Renewable Fuels, LLC, will be the Contract Administrator for this project and must approve the scope of services and any changes thereto in this Agreement.

1.2 Public Relations Consulting on behalf of Liberty.

Section 2
Term of Agreement

This Agreement shall become effective on August 1, 2007 and Terminate on September 1, 2007 unless extended in writing by Liberty and accepted by the Independent Contractor.

Section 3
Payment

3.1 Independent Contractor shall be paid in monthly payments of **$50,000** for services pursuant to this Agreement. Liberty will pay Independent Contractor $50,000 on a monthly basis for all activities completed and approved by Contract Administrator. Liberty will pay invoices within thirty (30) days of receipt of invoice.

3.2 Travel to or from work assignments within thirty (30) miles of Independent Contractor's principal office shall be considered incidental and at no charge to Liberty.

3.3 Liberty shall reimburse Independent Contractor for all reasonable expenses. Separate invoices for reimbursement of such pre-approved additional expenses shall accompany Independent Contractor's regular monthly invoices.

Section 4
Termination

Notwithstanding the term of this Agreement as set forth in Section 2, either party may terminate this Agreement on the first of each month. In the event of such termination, Independent Contractor shall be compensated for all services performed prior to the date stated in the notice upon which termination becomes effective.

Section 5
Compliance with Law

Both parties will comply with all federal, state and local laws, ordinances, rules and regulations applicable to its activities and obligations under this Agreement.

Section 6
Professional Standards

Work under this Agreement will be performed with the degree of skill and care that is required by current, good and sound professional procedures and practices, and in conformance with generally accepted professional standards prevailing at the time the work is performed. If Independent Contractor fails to meet applicable professional standards, Independent Contractor will, without additional compensations, correct or revise errors or deficiencies in its performance terms, services, etc.

Section 7
Noncompetition and Conflicts of Interest

Liberty acknowledges that Independent Contractor is engaged or may engage directly or indirectly in other businesses or ventures and Liberty reserves no rights with respect thereto except the right to prior disclosure by Independent Contractor of any activity which may be reasonably construed as being in conflict with the business or interests of Liberty. Independent Contractor expressly agrees that, during the term of this Agreement, or any renewal thereof, Independent Contractor or personnel providing services pursuant to this Agreement shall not perform consulting or other services for, nor have any financial interest in, any person or organization that competes with Liberty without prior written consent of Liberty. This provision does not require a disclosure if a participant's financial interest in a competing organization consists of publicly traded securities issued by such a firm.

Section 8
Independent Contractor Status

8.1 Status of Independent Contractor and Responsibility for Taxes.
Independent Contractor is an independent contractor and, as such, will assume responsibility for its own employees and will make all reports and deductions for social security and withholding taxes and for contributions for unemployment compensation funds, as required by applicable law. No payroll or employment taxes of any kinds shall be withheld or paid by Liberty with respect to payments to Independent Contractor. The payroll or employment taxes that are the subject of this paragraph include, but are not limited to FICA, FUTA, federal personal income tax, state personal income tax, local personal income tax, state disability insurance tax and state unemployment insurance tax. Independent Contractor is responsible for calculation and payment of all applicable taxes.

8.2 Control of Work and Work Objectives,
Independent Contractor retains sole and exclusive right to control and direct the manner and means by which its work is to be performed. Liberty retains only the right to control the ends and objectives of the work.

8.3 Independent Contractor, or its employees, are not eligible for, and shall not participate in any Liberty employee pension, health or other fringe benefit plan.

8.4 All personnel provided to Liberty pursuant to this Agreement shall be employees of Independent Contractor.

Section 9
General

9.1 This Agreement is entered into in the State of Michigan and will be construed pursuant to the laws of Michigan.

9.2 This is the entire Agreement and understanding between the parties and supersedes all prior understanding and agreements, whether oral or written, and will be binding upon their heirs, successors or assigns.

9.3 This Agreement may be amended only by a document signed by both parties.

9.4 This Agreement may not be assigned by Independent Contractor without Liberty's prior written consent and the express agreement of the assignee to be bound by all of the terms and conditions of this Agreement.

9.5 The failure of either party, at any time, to require performance by the other party of any provision of this Agreement shall not effect, in any way, the full right to require such performance at any time after. Nor shall the waiver by either party of a breach of any provision in this Agreement be taken or held to be a waiver of the provision itself.

9.6 Captions and headings are inserted for the convenience only and are not to be considered in the event any provisions of this Agreement need to be construed.

9.7 If any provision of this Agreement is found to be invalid, illegal or unenforceable for any reason, the other provisions will remain effective and enforceable.

9.8 Any notice required under this Agreement shall be delivered by first class mail addressed to the appropriate party as listed above.

By: David Skjaerlund
Name: David Skjaerlund
Title: Project Consultant
Liberty Renewable Fuels, LLC

By: John T. Truscott
Name: John T. Truscott
Title: President
The John Truscott Group, L.L.C.